Media Contact:	Investor Contact:
Chris Toth EVC Group, Inc. 415-896-2005 ctoth@evcgroup.com	Dan Rumsey, Chief Restructuring Officer 408-866-3666 dan.rumsey@p-com.com

Doug Sherk, Jennifer Beugelmans EVC Group, Inc. 415-896-6820 jbeugelmans@evcgroup.com

P-COM ANNOUNCES SIGNIFICANT PROGRESS IN EXECUTING RESTRUCTURING PLAN
Company Divesting Unprofitable Product Lines and Reducing Fixed Cost Structure
James D. Bletas Named Executive Vice President of Sales and Marketing

CAMPBELL, Calif., Apr. 28, 2005 — P-Com, Inc. (OTC Bulletin Board: PCMC), a worldwide provider of licensed exempt, next generation wireless mesh routers to carriers, systems integrators and value added resellers, today announced significant progress in executing a corporate restructuring plan which focuses on divesting unprofitable products, substantially reducing the Company’s fixed cost structure, and reaching profitability.

“As we outlined a short time ago, our strategy is to implement a restructuring plan that allows us to focus on our profitable and growing businesses and, as a result of the anticipated increase in gross margin and decrease in operating costs, speed our progress toward achieving profitability,” said Daniel Rumsey, Chief Restructuring Officer of P-Com. “This plan accomplishes these objectives. By divesting certain unprofitable licensed product lines, we will be able to focus most of our resources on the license exempt marketplace, which we believe represents a large growth opportunity. We believe that our leading edge SPEEDLAN family of products, based on our mesh technology, has the ability to emerge as a leader in this market sector. At the same time, we are committed to supporting our existing licensed customers and will continue to provide repair and maintenance (RMA) services. As we have discussed previously, we believe that the Company’s RMA business will continue to provide a stable and profitable revenue stream over at least the next two to three years.”

As part of its restructuring plan, the Company is divesting certain unprofitable licensed product lines and focusing its resources on expanding its license exempt, and repair and maintenance businesses. While the Company is currently winding down production of certain licensed products, it will continue to service its existing licensed product customers and support its RMA business where P-Com is the primary and/or sole-source provider to established global carriers including Orange, Vodafone and T-Mobile.

With a more defined focus on the license exempt market and the RMA business, and divestiture of certain products within its licensed product line, the Company is significantly reducing its fixed operating costs, as well as its headcount. The Company anticipates that its total headcount will be reduced to approximately 60 by the end of this quarter, down from approximately 140 at the end of 2004. The Company will incur a substantial restructuring charge in connection with the implementation of this restructuring plan, most of which will be recorded in the recently completed first quarter.

Additionally, the Company has fully divested its interest in P-Com Italia, which principally provided research and development services to the Company. The divestiture resulted in the elimination of approximately $1.7 million in liabilities, and annualized cost savings of approximately $1.8 million.

During the past month, the Company has also entered into agreements with several of its largest trade creditors that eliminated nearly $1.0 million in current cash obligations in exchange for a new series of convertible preferred stock, to be converted into common stock at $0.50 per share.

In addition, the Company has entered into a lease termination agreement for its corporate headquarters with its current landlord in Campbell, CA, in exchange for two million common stock purchase warrants exercisable at $0.20 per share. The Company entered into a new five-year lease at a new facility. The new lease will result in annualized savings of approximately $1.3 million in rent expense.

P-Com also announced that it has appointed James D. Bletas as its Executive Vice President of Sales and Marketing. Mr. Bletas has 35 years of experience in the wireless telecommunications industry focused on sales and marketing. Prior to joining P-Com, Mr. Bletas founded Wireless Networks International, Inc., a global distributor of networking and wireless communications products and services. During his four-year tenure as President and CEO, Mr. Bletas grew the company’s annual revenue to more than $20 million, and expanded the operations to geographic areas outside of the US, including Latin America, the Middle East and Asia. Before joining Wireless Networks, International, Inc., Mr. Bletas was the Vice President of Sales at Wireless Inc., a pioneer in the licensed exempt market and an original developer of broadband access and subscriber equipment. He began his sales career in wireless telecommunications equipment in the microwave communications division of Harris Corporation, where he last served as Vice President of Worldwide Sales and Marketing.

On March 15, 2005, the Company previously announced its appointment of Daniel W. Rumsey as Chief Restructuring Officer and Don Meiners as President. The Company believes that it currently has the senior management team in place necessary to fully execute its restructuring strategy and does not expect to expand its team throughout the remainder of 2005.

“We are intensely focused on successfully executing our restructuring plan, returning P-Com to profitability and reversing the recent declines in shareholder value,” continued Mr. Rumsey. “Although we continue to face many challenges, we believe we have the resources necessary to achieve these objectives, including a strong product offering for a growing market and a committed and experienced management team. As we successfully continue to streamline our cost structure and grow sales in our license exempt business, we believe we will be well positioned to achieve consistent and profitable revenue growth.”

About P-Com, Inc.

P-Com, Inc. develops, manufactures, and markets next generation wireless mesh routers to the licensed exempt telecommunications market worldwide. P-Com wireless mesh routers are designed to combine high performance, multiple operating frequencies and hardware AES encryption to provide networking professionals the most flexible, scalable and robust mesh routers for integrated network requirements of Internet access and private networks including security and surveillance requirements.

Cellular and personal communications service (PCS) providers utilize P-Com’s repair and maintenance business for a full range of services required to support technical issues associated with the installation, maintenance and operation of existing P-Com products. For more information visit http://www.p-com.com or call 408-866-3660.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for P-Com’s markets and the demand for its products. Factors that could cause P-Com’s actual results to differ materially from these forward-looking statements include the Company’s ability to achieve positive cash flow; the Company’s deteriorating cash position and its need to raise additional capital, and whether that capital is available on acceptable terms, if at all; the continued intense competition from leading telecommunications equipment and technology suppliers resulting in lower average selling prices; fluctuations in customer demand; reliance upon subcontractors;; the timing of new technology and product introductions; and the risk of early obsolescence; and the Company’s dependence on the sale of refurbished licensed radio products. Please refer to our reports and filings with the Securities and Exchange Commission, including our reports on Form 10-K, 10-Q and 8-K, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

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